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                                                                     EXHIBIT 4.1

                          AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") dated as of the 27 day of August, 2002, between Harken Energy Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, a New Jersey limited liability company (formerly known as ChaseMellon Shareholder Services L.L.C.)), as Rights Agent (the "Rights Agent").

                                    RECITALS

         1. The Company and the Rights Agent have previously entered into that certain Rights Agreement, dated as of April 6, 1998 (the "Agreement").

         2. Section 27 (Supplements and Amendments) of the Agreement provides, in part, that, as long as the Rights are redeemable, the Agreement may be supplemented or amended without the approval of any holders of Rights.

         3. The Company may distribute to its stockholders and certain other parties, non-transferable rights to subscribe for and purchase the Company's Common Stock, $0.01 par value ("Common Stock") pursuant to an offering of such rights which will be described in the Company's registration statement relating to such rights offering to be filed with the Securities and Exchange Commission in September 2002 (the "Rights Offering").

         4. In connection with the Rights Offering, the Company anticipates entering into a Standby Purchase Agreement (the "Standby Agreement") with Lyford Investments Enterprises Ltd. ("Lyford"), pursuant to which, among other things, the Company will be obligated to sell, and Lyford (and its permitted assigns) (together with Lyford, the "Standby Purchaser") will be required to subscribe for and purchase from the Company, a number of shares of Common Stock equal to the "Shortfall" divided by the subscription price per share of Common Stock in the Rights Offering, the "Shortfall" being the amount by which $10,000,000 exceeds the aggregate subscription price to be paid by stockholders of the Company (other than the Standby Purchaser) who subscribe for and purchase shares in the Rights Offering.

         5. The Company desires to amend the Agreement to ensure that no Person will be deemed to be an Acquiring Person (as defined in the Agreement) as the result of acquiring rights distributed in the Rights Offering and Common Stock upon the exercise of such rights or as a result of acquiring Common Stock pursuant to the Standby Agreement.

                                    AGREEMENT

         Section 1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

         Section 2. Amended Definition. Pursuant to Section 27 of the Agreement (Supplements and Amendments), the undersigned wish to amend Section 1(k) of the Agreement

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(Certain Definitions -- Exempt Person) by deleting the existing Section 1(k) in its entirety and replacing it with a new Section 1(k) to read as follows:

         "(k) "Exempt Person" shall mean (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (ii) any Person who or which is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as the result of such Person's Beneficial Ownership of the Company's 5% Convertible Subordinated Notes due 2003, or acquisition from the Company of the Company's securities, including, but not limited to securities convertible into Common Stock, and any shares of Common Stock issued by the Company to such Person upon conversion, exchange or redemption thereof, in exchange for the Company's 5% Convertible Subordinated Notes due 2003 held by such Person or both, unless and until such Person, while a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, shall become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to such exchange, conversion or redemption, and (iii) any Person who or which is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as the result of such Person's acquisition from the Company (A) of rights to subscribe for and purchase Common Stock pursuant to an offering of such rights which is described in the Company's registration statement to be filed with the Securities and Exchange Commission in September 2002 (the "Rights Offering"), and any shares of Common Stock issued to such Person upon exercise of such rights and (B) of Common Stock pursuant to the Standby Purchase Agreement to be entered into between Lyford Investments Enterprises Ltd. and the Company (the "Standby Purchase Agreement"), unless and until such Person, while a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, shall become a Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to such Rights Offering or the Standby Purchase Agreement.

         Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 4. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Rights Agreement to be duly executed as of the day and year first above written.

                                       HARKEN ENERGY CORPORATION


                                       By: /s/ Bruce N. Huff
                                           -------------------------------------
                                           Bruce N. Huff

                                           President and Chief Operating Officer

                                       AMERICAN STOCK TRANSFER AND TRUST
                                       COMPANY, as Rights Agent

                                       By: /s/ Joseph Wolf
                                           -------------------------------------
                                           Name:  Joseph Wolf
                                                  ------------------------------
                                           Title: Vice President
                                                  ------------------------------

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